[This document is a translation of the original  Danish version of the document.
In case of discrepancy between the Danish text and the English translation,  the
Danish text shall prevail.]

                             Articles of Association
                                       for
                               Attiki Denmark ApS

                                CVR-No. 2564 9893

                NAME, REGISTERED OFFICE AND OBJECT OF THE COMPANY

                                       1.

The Company's name is Attiki Denmark ApS.

The Company's registered office is situated in the municipality of Copenhagen.

                                       2.

The objects for which the Company is established are:

     (a)  to establish companies and other undertakings; and
     (b)  to participate in, co-ordinate,  finance and manage all or any part of the operations of any such company or undertaking.

                           THE CAPITAL OF THE COMPANY

                                       3.

The share  capital of the  Company is DKK  126,639,360.00  (DKK one  hundred and twenty six million six hundred  thirty nine  thousand  three  hundred fifty five
00/100) denominated in one or more shares of DKK 1.00 or multiples thereof.

The share capital is fully paid up.

                                       4.

The names and addresses of the shareholders shall be registered in the Company's register of shareholders.

No share shall entail special rights. No shareholder shall be obliged to let the
Company or others submit his shares for encashment in whole or in part.

                                       5.

Any annual  dividends  shall be forwarded to the  shareholders  at the addresses recorded in the Company's register of shareholders immediately after the general meeting,  provided  that the audited  accounts  have been adopted by the general meeting.  Dividends  not  encashed  five years after the date of maturity  shall accrue to the Company.

                                GENERAL MEETINGS

                                       6.

General meetings of the Company shall be held in Denmark.

The general  meeting  shall be held  within  five  months  after the end of each financial year.

Extraordinary  shareholders'  meetings shall be held when considered appropriate by the board of directors, an auditor, a shareholder or the general meeting.

General  meetings  shall be convened by the board of directors at a notice of at most four  weeks and at least  eight days by letter to the  shareholders  at the addresses  recorded in the  Company's  register of  shareholders.  The convening notice shall indicate items for  consideration  at the general  meeting.  Should proposals for amendments to the Articles of  Association be under  consideration at the general meeting,  all important details thereof shall be included in such notice.

No later  than  eight  days  before  the  general  meeting,  the  agenda and the proposals to be submitted at the general meeting in their entirety,  as well as, in respect of general  meetings,  annual  accounts  endorsed  with an  auditor's certificate,  as well as the  annual  report,  shall  be sent to all  registered shareholders  and  moreover  be  available  at the  offices of the  Company  for inspection by the shareholders.

The employees of the Company shall be informed of the convening  notice,  should they have notified the board of directors  according to paragraph 22,  section 1 and 6 of the Danish Private  Companies  Act, cf.  paragraph 31. The employees of the group also receive this information, if the employees of the subsidiary have notified the board of directors  according to paragraph 22,  section 2 and 6, of the Danish Private Companies Act, cf. paragraph 31.

Any  shareholder  shall be  entitled  to raise a certain  subject at the general meeting, provided the board of directors is notified thereof in writing no later than five weeks before the general meeting.

                                       7.

The agenda of the general meeting shall comprise the following:

1.   Appointment of Chairman of the meeting.
2.   The board of directors' report on the Company's  activities during the past year.
3.   Submission  of the audited  annual  accounts for approval as well as annual report.
4.   Resolution of the allocation of profit.
5.   Appointment of auditor.
6.   Any proposals from the board of directors or shareholders.

                        REPRESENTATION AND VOTING RIGHTS

                                       8.

Any  shareholder  shall be entitled  to attend the general  meeting and take the floor.

Any shareholder shall be entitled to be represented by proxy, who shall submit a dated power of  attorney  in writing  which may not be granted for more than one year.

Each share amount of DKK 1.00 shall carry one vote. A  shareholder  who has been recorded in the  Company's  register of  shareholders  has the right to exercise voting rights for the shares in question.

Only proposals on the agenda can be decided at the general meeting. The business transacted  at the general  meeting  shall be decided by simple  majority  vote, unless the Danish Companies Act or the Articles of Association stipulate special rules on representation and majority.

Notwithstanding the provisions of the preceding  paragraph,  no resolution shall be passed  at a  general  meeting  authorising  the  issue of new  shares in the
Company unless shareholders holding in aggregate 90% of the votes vote in favour of such resolution.

Transfer  of shares in the company is only valid when the  transaction  has been approved by the board of directors.

A short account of the  deliberations  of a general  meeting shall be entered in minutes, which shall be signed by the Chairman of the meeting.

The  shareholders  cannot  reach a  decision  in any other way except by general meetings.

                               BOARD OF DIRECTORS

                                       9.

The board of  directors  shall  consist of seven  members who are elected by the general meeting.

The board members do not have to be shareholders.

The board  members  shall not be  required  to  resign at the  ordinary  general meeting.

                                       10.

The Board shall undertake the over-all management in all company matters.

The Chairman  shall convene board  meetings when he/she deems this  necessary or when so requested by a member of the board.

All board meetings shall be held in Denmark.

Provided  the majority of  directors  are present in Denmark,  one or more board members may participate in the meeting over the telephone.

The majority of the board members must always be  physically  present in Denmark at board meetings.

Not less than ten  business  days' notice (or such other period of notice as may be agreed from time to time by at least six  members of the board of  directors)
of each meeting or reconvened  meeting of the board of directors  specifying the date,  time and place of the meeting and the business to be  transacted  thereat shall be given to all board members.

An agenda with the relevant  papers  relating to the issues to be  considered by the board of directors at any such meeting  shall be  distributed  in advance of the meeting to all  members of the board so as to ensure that they are  received at least  three  business  days  prior to the date  fixed for such  meeting.  No resolution  may be passed at a meeting  of the  board of  directors  unless  the nature of the  business has been  specified in the agenda or, in any  particular case, all board members otherwise agree in writing.

                                       11.

A minimum of six  members of the board of  directors  must agree  regarding  the following actions in relation to the Company:

(a)  The  acquisition  by the Company by  purchase,  lease or  otherwise  of any interest in real property as well as the sale or exchange of real property;
     the creation of any mortgage or other disposition,  encumbrance or security over any property or other assets of the Company.

(b)  The  granting  of credits  by the  Company,  other  than  those  created by commercial debts in the ordinary course of business.

(c)  The delegation of authorities of the board of directors to  shareholders of the Company or third parties.

(d)  The  approval  of the annual  financial  statements  of the Company and any substantial amendments thereto.

(e)  The  appointment and removal or replacement of any employee of the Company, including a manager director.

(f)  The formation of  subsidiaries or the  participation  of the Company in any other companies other than EPA.

(g)  The  assumption  by the  Company  of loans of any kind each  exceeding  one thousand  (1,000)  million  GRD99  (or the  equivalent  amount in any other currency  converted  on the  date  of  calculation)  and  the  granting  of mortgages  or pledges  on the assets of the  Company,  each  exceeding  one hundred (100) million GRD99 (or the equivalent amount in any other currency converted on the date of calculation).

(h)  The prior approval of any award and material  amendment of contracts having an initial  aggregate value in excess of one thousand (1,000) million GRD99
     (or the equivalent  amount in any other  currency  converted on the date of calculation),  where the other  contracting  party is a shareholder  of the
     Company  or  Affiliate  of a  shareholder,  and of any award  and  material amendment of all contracts  having an initial  aggregate value in excess of two thousand  and five hundred  (2,500)  million  GRD99 (or the  equivalent amount in any other currency converted on the date of calculation).

(i)  The appointment of bankers or professional advisers to the Company.

(j)  The approval of any business plan or annual budget of the Company.

(k)  Amending any  provision  of any Bidding  Document to which the Company is a party.

For the purpose of this  Article 11, the  following  expressions  shall have the meanings set opposite them:

"Bidding  Documents"  shall mean (i) the  shareholders'  agreement to be entered into between The Gas  Distribution  Company of Attiki S.A., the Company,  Public
Gas Company of Greece (DEPA) S.A. and EPA regulating,  amongst other things, the management of the business of EPA and (ii) the Articles of Incorporation of EPA.

"EPA" shall mean the Attiki Gas Supply Company S.A.

"GRD"  shall mean Greek  Drachma.  When the Euro has  replaced  GRD as the legal tender in the  Republic  of  Greece,  reference  to GRD shall be to Euro and all amounts  expressed in GRD shall be deemed to read an equivalent  amount in Euro, calculated in  accordance  with the fixed  conversion  rate as determined by the relevant European Monetary Union legislation.

Where  any  amount  is  specified  in  "GRD99"  it shall  mean that in each year beginning on 1 January such amount shall be adjusted by a factor  calculated  as
I/I0,  where I is the  average  of the  values  of the Greek  Consumption  Index published  by the  National  Statistical  Service for each of the twelve  months ending 31st December in the year  preceding  such year, and I0 is the average of such values for each of the twelve months ending 31st December 1999.

"Affiliate"        means, in relation to a shareholder:

                    (i)  its Parent Company;

                    (ii) any  company  which is for the time being  directly  or indirectly controlled by the Parent Company; or

                    (iii)in the  case of a person  which  does not have a Parent
                         Company,  any  company  which  is for  the  time  being
                         directly or indirectly controlled by that person.

For this purpose:

                    (a)  a company is directly  controlled by another company if that company  beneficially  holds  shares  carrying the
                         majority of the votes at a general meeting of the first
                         mentioned company; and

                    (b)  a company is indirectly  controlled by another  company if a series of companies  can be  specified,  beginning
                         with the  other  company  and  ending  with  the  first
                         mentioned  company,  so related  that each company of a
                         series  is  directly  controlled  by one or more of the
                         companies earlier in the series.

"Parent  Company"  (i) in  relation  to Shell Gas B.V.,  means N.V.  Koninklijke
     Nederlandsche  Petroleum Maatschappij (a Netherlands company) and The Shell
     Transport and Trading  Company,  p.l.c.  (an English  company) or either of them; (ii) in relation to Cinergy Global Power, Inc, means Cinergy Corp. (a
     Delaware, USA, corporation).

Except in the case of decisions  covered by the above  paragraph in this Article
11,  resolutions  at  meetings  of the board of  directors  shall be by a simple majority vote of the board members present at the meeting.

                                       12.

The board of directors may employ one or more managing  directors in the Company and shall determine the conditions for their employment. The managing director/s may also be members of the board of  directors,  including  the  Chairman of the board.

                            POWER TO BIND THE COMPANY

                                       13.

The Company is bound by the  signatures of minimum three members of the board of directors or by the  signatures  of the joint board of  directors.  The board of directors may also  authorise the execution of documents by power of attorney or by  resolution  of the  board of  directors,  such  power of  attorney  or board resolution being signed by at least three members of the board of directors.

                                       14.

Audit of the  Company's  accounts  shall be  carried  out by a State  Authorised
Public Accountants elected by the general meeting.

                                       15.

The Company's financial year runs from 1 January until 31 December.

However, the first financial year runs from the date of the establishment of the
Company on 1 October 2000 until 31 December 2001.

                                       16.

The annual  accounts  shall be  prepared  in careful  consideration  of existing assets and liabilities and shall include necessary depreciation.

In the event of any deficit not written off from previous years any profit shall first be allocated for depreciation thereof.

As determined by the general  meeting the remainder  shall be subject to further allocation,  transfer  to the annual  accounts  for the next  financial  year or allocated in accordance  with the  provisions on dividend to  shareholders  laid down in the current Danish legislation.

As adopted on 27 November 2001.

As Chairman:

-------------------
Lars Fogh